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                                  EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the use of our report dated January 13, 1999 in this Annual Report (Form 10-K) of Connetics Corporation for the year ended December 31, 1998.

We also consent to the incorporation by reference in the Registration Statement (Form S-3 Nos. 333-21941, 30815, 56757 and 69055 and Form S-8 Nos. 333-04985 and
58427) pertaining to the 1995 Employee Stock Purchase Plan, 1994 Stock Plan, 1995 Director Stock Option Plan and Non Plan Options of Connetics Corporation, of our report dated January 13, 1999, with respect to the consolidated financial statements of Connetics Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 1998.




                                                              ERNST & YOUNG, LLP


Palo Alto, California
March 30, 1999